News Release

Contact:
Investors:	Ryan Richards 980.465.5000 | investors@truist.com	Aaron Reeves 336.733.2874 | investors@truist.com
Media:	Shelley Miller 704.692.1518 | media@truist.com

Truist Reports Second Quarter 2020 Results
Earnings of $902 million, or $0.67 per diluted share

CHARLOTTE, N.C., (July 16, 2020) — Truist Financial Corporation (NYSE: TFC) today reported earnings for the second quarter of 2020.

Net income available to common shareholders was $902 million, up 7.1 percent, compared with the second quarter last year. Earnings per diluted common share were $0.67 for the second quarter of 2020, a decrease of 38.5 percent compared with the same period last year. Results for the second quarter produced an annualized return on average assets (ROA) of 0.75 percent, an annualized return on average common shareholders' equity (ROCE) of 5.90 percent, and an annualized return on tangible common shareholders' equity (ROTCE) of 11.83 percent.

Adjusted net income available to common shareholders was $1.1 billion, or $0.82 per diluted share, excluding merger-related and restructuring charges of $209 million ($160 million after-tax), incremental operating expenses related to the merger of $129 million ($99 million after-tax), securities gains of $300 million ($230 million after-tax), and losses from the early extinguishment of long-term debt of $235 million ($180 million after-tax). Adjusted diluted earnings per common share decreased $0.01 compared to the first quarter of 2020. Adjusted results produced an annualized ROA of 0.91 percent, an annualized ROCE of 7.26 percent and an annualized ROTCE of 14.17 percent.

"I am pleased with our overall performance and Truist's actions to support all our stakeholders in this challenging and ever-changing operating environment," said Chairman and Chief Executive Officer Kelly S. King. "This quarter we continued to focus on supporting our clients, teammates and communities affected by the pandemic, doubling our Truist Cares relief efforts to $50 million to reach underserved communities in our footprint. We are also focused on addressing the critical issue of racial and social inequity in America, and are having authentic dialogue on how we at Truist can create meaningful, long-lasting and measurable changes for the Black community. There is much more work to be done, but we are committed to building a stronger, more equitable company and society.

"Our core financial performance during the quarter was strong, particularly in light of the challenging interest rate and credit environment," said King. "Adjusted net income was $1.1 billion, driven by growth in earning assets, a strong performance from our investment banking group, a record quarter from our insurance brokerage group, and great results from our residential mortgage banking team. We also demonstrated solid expense discipline on a core basis and experienced substantial growth in deposits.

"While asset quality ratios remained relatively stable, we provided $844 million for credit losses given economic uncertainty and the stressed environment. This affords strong coverage for expected credit losses in the future. We are also pleased by the performance of our loan portfolios under stress in the Federal Reserve's CCAR process. Following the results of this process, we will recommend a $0.45 third quarter dividend to our board of directors.

"I remain proud of our teammates, who continue to work hard to meet the immediate and long-term needs of our clients, demonstrating our purpose to inspire and build better lives and communities every single day."

Second Quarter 2020 Performance Highlights

•Earnings per diluted common share were $0.67
–Adjusted diluted earnings per share were $0.82
–ROA was 0.75 percent; adjusted ROA was 0.91 percent
–ROCE was 5.90 percent; adjusted ROCE was 7.26 percent
–ROTCE was 11.83 percent; adjusted ROTCE was 14.17 percent

•Balance sheet actions
–Sold non-agency mortgage backed securities generating a gain of $300 million
–Redeemed $20.0 billion of FHLB advances resulting in loss on early extinguishment of long-term debt of $235 million
–Actions improve net interest income, net interest margin and leverage ratios

•CARES Act Impacts
–Third largest PPP lender based on gross fundings
–Provided accommodations to clients on $21.2 billion of commercial loans, $13.8 billion of consumer loans, and $211 million of credit card loans as of June 30, 2020, representing 11.2 percent of loans and leases held for investment

•Taxable-equivalent revenue was $5.9 billion for the second quarter of 2020; includes $300 million of securities gains
–Fee income ratio was 41.3 percent, compared to 34.9 percent for first quarter 2020; excluding securities gains, fee income ratio was 38.1 percent for the current quarter
–Net interest margin was 3.13 percent, down 45 basis points from the first quarter 2020
–Insurance income was a record $581 million
–Core net interest margin was 2.67 percent, down 39 basis points from the first quarter 2020

•Noninterest expense was $3.9 billion for the second quarter of 2020
–Noninterest expense includes $209 million of merger-related and restructuring charges, $129 million of incremental operating expenses related to the merger, and $235 million of losses from the early extinguishment of long-term debt
–GAAP efficiency ratio was 66.1 percent, compared to 61.1 percent for first quarter 2020
–Adjusted efficiency ratio was 55.8 percent, compared to 54.6 percent for first quarter 2020

•Asset quality ratios remain relatively stable; ratios tempered by CARES Act relief
–Nonperforming assets were 0.25 percent of total assets, up 2 basis points from the prior quarter
–Loans 90 days or more past due and still accruing were 0.34 percent of loans held for investment, down from 0.55 percent for the prior quarter
–Excluding government guaranteed loans, loans 90 days or more past due and still accruing were 0.03 percent of loans held for investment
–Net charge-offs were 0.39 percent of average loans and leases, up three basis points compared to the prior quarter
–The allowance for loan and lease losses was 1.81 percent of loans and leases held for investment compared to 1.63 percent for the first quarter 2020
–Provision for credit losses was $844 million for the second quarter of 2020, which includes a $522 million build to the allowance for credit losses
–The allowance for loan and lease loss coverage ratio was 5.24 times nonperforming loans and leases held for investment, versus 5.04 times in the prior quarter
–Commercial credit quality indicators reflect proactive grading changes for the current environment

•Capital and liquidity levels remained strong
–Capital ratios improved; issued $2.6 billion of preferred stock to strengthen capital
–Common equity tier 1 to risk-weighted assets was 9.7 percent
–Tier 1 risk-based capital was 11.5 percent
–Total risk-based capital was 13.9 percent
–LCR ratio was 116 percent for second quarter 2020

EARNINGS HIGHLIGHTS				Change 2Q20 vs.
(dollars in millions, except per share data)	2Q20	1Q20	2Q19	1Q20	2Q19
Net income available to common shareholders	$902	$986	$842	$(84)	$60
Diluted earnings per common share	0.67	0.73	1.09	(0.06)	(0.42)

Net interest income - taxable equivalent	$3,479	$3,687	$1,714	$(208)	$1,765
Noninterest income	2,423	1,961	1,352	462	1,071
Total taxable-equivalent revenue	$5,902	$5,648	$3,066	$254	$2,836
Less taxable-equivalent adjustment	31	37	24
Total revenue	$5,871	$5,611	$3,042

Return on average assets	0.75%	0.90%	1.55%	(0.15)%	(0.80)%
Return on average risk-weighted assets (current quarter is preliminary)	1.00	1.12	1.92	(0.12)	(0.92)
Return on average common shareholders' equity	5.90	6.58	11.98	(0.68)	(6.08)
Return on average tangible common shareholders' equity (1)	11.83	13.23	19.45	(1.40)	(7.62)
Net interest margin - taxable equivalent	3.13	3.58	3.42	(0.45)	(0.29)
(1) Excludes certain items as detailed in the non-GAAP reconciliations in the Quarterly Performance Summary.

Second Quarter 2020 compared to First Quarter 2020

Total taxable-equivalent revenue was $5.9 billion for the second quarter of 2020, an increase of $254 million compared to the prior quarter. This includes an increase of $462 million in noninterest income, partially offset by a decrease of $208 million in net interest income.

The net interest margin was 3.13 percent for the second quarter, down 45 basis points compared to the prior quarter. The decline in the net interest margin and net interest income reflects the decline in the Fed Funds and LIBOR rates, higher low-yielding balances at the Federal Reserve and a deferral related to accrued interest for loans that have been granted an accommodation in connection with COVID-19. Average earning assets increased $33.3 billion, which primarily reflects a $18.7 billion increase in average total loans and leases and a $17.8 billion increase in average other earning assets. The increase in average other earning assets primarily reflects higher interest-bearing balances at the Federal Reserve. Average interest-bearing liabilities increased $14.5 billion, driven by an increase of $15.4 billion in average interest-bearing deposits, an increase of $9.0 billion in average long-term debt, which was partially offset by a decrease of $9.9 billion in average short-term borrowings.

The yield on the total loan portfolio for the second quarter was 4.19 percent, down 79 basis points compared to the prior quarter, primarily due to lower Fed Funds and LIBOR rates, lower accretion of the fair value mark on the merged loans and the deferral of interest for loans granted an accommodation in connection with COVID-19. The yield on the average securities portfolio for the second quarter was 2.37 percent, down 25 basis points compared to the prior quarter primarily due to higher premium amortization.

The average cost of total deposits was 0.22 percent, down 29 basis points compared to the prior quarter. The average cost of interest-bearing deposits was 0.32 percent, down 38 basis points compared to the prior quarter. The average rate on long-term debt was 1.52 percent, down 82 basis points compared to the prior quarter. The average rate on short-term borrowings was 1.24 percent, down 52 basis points compared to the prior quarter. The decrease in rates on deposits and other funding was largely attributable to deposit rate cuts consistent with a lower rate environment.

The provision for credit losses was $844 million, and net charge-offs were $316 million for the second quarter, compared to $893 million and $272 million, respectively, for the prior quarter. The provision for credit losses in the second quarter includes a $522 million build to the allowance for credit losses, which reflects increased economic stress associated with the pandemic and specific consideration of its impact on certain industries.

Noninterest income was $2.4 billion, an increase of $462 million compared to the prior quarter. The current quarter includes $300 million of securities gains from the sale of non-agency mortgage-backed securities compared to a small loss in the prior quarter. Excluding securities gains and losses, noninterest income increased $160 million compared to the prior quarter. Insurance income was up $32 million primarily due to seasonality. Residential mortgage income increased $96 million due to strong production income as a result of higher volumes and improved margins, partially offset by lower servicing revenues due to higher prepayments. Investment banking and trading income increased $156 million due to an increase of $71 million in core trading revenues across most products and $90 million as a result of credit valuation adjustments recorded in the prior period. Other income increased $27 million compared to the prior period, primarily as a result of a $34 million increase in income from assets held for certain post-retirement benefits, which is primarily offset by higher personnel expense. These increases were partially offset by lower revenues from service charges on deposits of $103 million due to reduced overdraft incident rates and refunds and waivers related to COVID-19. Wealth management income decreased $43 million primarily due to market devaluation impacting wealth fees.

Noninterest expense was $3.9 billion for the second quarter, up $447 million compared to the prior quarter. The current quarter includes $235 million of losses on the early extinguishment of long-term debt, which were part of balance sheet actions to improve net interest income, net interest margin and leverage ratios. Merger-related and restructuring charges increased $102 million primarily due to higher professional services expenses related to merger integration and personnel-related expenses incurred in the current quarter. Incremental operating expenses related to the merger increased $55 million primarily due to higher professional services expenses for process and system design in connection with merger integration. On an adjusted basis, noninterest expense was up $55 million, primarily due to higher operating costs incurred in connection with COVID-19, performance-based incentives, partially offset by lower marketing and customer development expense.

The provision for income taxes was $191 million for the second quarter, compared to $224 million for the prior quarter. The effective tax rate for the second quarter was 16.6 percent compared to 17.4 percent for the prior quarter.

Second Quarter 2020 compared to Second Quarter 2019

Total taxable-equivalent revenues were $5.9 billion for the second quarter of 2020, an increase of $2.8 billion compared to the earlier quarter, which reflects an increase of $1.8 billion in taxable-equivalent net interest income and an increase of $1.1 billion in noninterest income.

Net interest margin was 3.13 percent, down 29 basis points compared to the earlier quarter. Average earning assets increased $246.0 billion. The increase in average earning assets reflects a $174.9 billion increase in average total loans and leases and a $29.0 billion increase in average securities. Average other earning assets increased $39.8 billion primarily due to higher interest-bearing balances at the Federal Reserve. Average interest-bearing liabilities increased $182.7 billion compared to the earlier quarter. Average interest-bearing deposits increased $149.7 billion, average long-term debt increased $32.3 billion and average short-term borrowings increased $631 million. The significant increases in earnings assets and liabilities are primarily due to the merger, as well as impacts from the COVID-19 pandemic and the resulting government stimulus programs.

The yield on the total loan portfolio for the second quarter of 2020 was 4.19 percent, down 86 basis points compared to the earlier quarter, reflecting the impact of rate decreases and the deferral of interest for loans granted an accommodation in connection with COVID-19, partially offset by purchase accounting accretion from merged loans. The yield on the average securities portfolio was 2.37 percent, down 25 basis points compared to the earlier period primarily due to higher premium amortization

The average cost of total deposits was 0.22 percent, down 46 basis points compared to the earlier quarter. The average cost of interest-bearing deposits was 0.32 percent, down 70 basis points compared to the earlier quarter. The average rate on short-term borrowings was 1.24 percent, down 116 basis points compared to the earlier quarter. The average rate on long-term debt was 1.52 percent, down 181 basis points compared to the earlier quarter. The lower rates on interest-bearing liabilities reflect the lower rate environment. The lower rates on long-term debt also reflect the amortization of the fair value mark on the assumed debt and the issuance of new long-term debt.

The provision for credit losses was $844 million, compared to $172 million for the earlier quarter. The increase in the provision for credit losses reflects a build to the allowance for credit losses due to increased economic stress associated with the pandemic and specific consideration of its impact on certain industries, the impact of the merger, and the effect of applying the CECL methodology in the current quarter compared to the incurred methodology in the earlier quarter. Net charge-offs for the second quarter of 2020 totaled $316 million compared to $142 million in the earlier quarter. Higher net charge-offs also contributed to the increase in the provision for credit losses and primarily reflect increases as a result of the merger. The net charge-off rate for the current quarter of 0.39 percent was up one basis point compared to the second quarter of 2019.

Noninterest income for the second quarter of 2020 increased $1.1 billion compared to the earlier quarter. The current quarter includes $300 million of securities gains from the sale of non-agency mortgage-backed securities. Excluding the securities gains, noninterest income increased $771 million, with nearly all categories of noninterest income being impacted by the merger. In addition to the impacts from the merger, residential mortgage banking income was up due to strong production and refinance activity driven by the declining rate environment, while service charges on deposits were lower due to reduced overdraft incident rates and refunds and waivers to accommodate clients impacted by the COVID-19 pandemic.

Noninterest expense for the second quarter of 2020 was up $2.1 billion compared to the earlier quarter. Merger-related and restructuring charges and other incremental operating expenses related to the merger increased $186 million and $120 million, respectively. In addition, the current quarter was impacted by $235 million of losses on the early extinguishment of long-term debt. On an adjusted basis, noninterest expense was up $1.6 billion, primarily reflecting the impact of the merger. In addition to the impacts of the merger, operating costs were elevated due to COVID-19, which resulted in an additional $115 million of expenses compared to the second quarter of 2019. This was primarily related to additional on-site pay for teammates, net occupancy costs for enhanced cleaning and teammate support expenses. Amortization of intangibles increased $146 million due to the intangibles recognized in the merger.

The provision for income taxes was $191 million for the second quarter of 2020, compared to $234 million for the earlier quarter. This produced an effective tax rate for the second quarter of 2020 of 16.6 percent, compared to 20.9 percent for the earlier quarter. The lower effective tax rate is primarily due to higher favorable permanent tax items and income tax credits in the current year.

LOANS AND LEASES
(dollars in millions)
Average balances	2Q20	1Q20	Change	% Change
				(annualized)
Commercial:
Commercial and industrial	$152,991	$131,743	$21,248	64.9%
CRE	27,804	27,046	758	11.3
Commercial construction	6,748	6,409	339	21.3
Lease financing	5,922	6,070	(148)	(9.8)
Total commercial	193,465	171,268	22,197	52.1
Consumer:
Residential mortgage	52,380	52,993	(613)	(4.7)
Residential home equity and direct	27,199	27,564	(365)	(5.3)
Indirect auto	24,721	24,975	(254)	(4.1)
Indirect other	11,282	10,950	332	12.2
Student	7,633	7,787	(154)	(8.0)
Total consumer	123,215	124,269	(1,054)	(3.4)
Credit card	4,949	5,534	(585)	(42.5)
Total loans and leases held for investment	$321,629	$301,071	$20,558	27.5

Average loans and leases held for investment for the second quarter of 2020 were $321.6 billion, up $20.6 billion compared to the first quarter of 2020, primarily due to growth in the commercial portfolio.

The growth in the commercial portfolio was primarily in commercial and industrial loans and reflects an increase in revolver usage late in the prior quarter coupled with PPP loan originations in the current quarter. Truist is the third largest lender of PPP loans based on gross fundings and the carrying value of PPP loans was $12.0 billion as of June 30, 2020. Within the commercial and industrial portfolio, Truist also experienced growth in loans from mortgage warehouse lending due to the decline in rates and increased refinance activity, which was partially offset by a decline in dealer floor plan lending.

Average consumer loans decreased $1.1 billion, primarily due to a decrease in residential mortgages due to refinance activity, underwriting changes and overall decreased demand for consumer lending products. This was partially offset by an increase in indirect other loans due to demand for loans to finance recreational and power sports equipment.

Average credit card loans decreased due to lower business and consumer spending as a result of COVID-19.

DEPOSITS
(dollars in millions)
Average balances	2Q20	1Q20	Change	% Change
				(annualized)
Noninterest-bearing deposits	$113,875	$93,135	$20,740	89.6%
Interest checking	97,863	85,008	12,855	60.8
Money market and savings	126,071	120,936	5,135	17.1
Time deposits	33,009	35,570	(2,561)	(29.0)
Total deposits	$370,818	$334,649	$36,169	43.5

Average deposits for the second quarter of 2020 were $370.8 billion, an increase of $36.2 billion compared to the prior quarter. Average deposit growth was strong for the second quarter of 2020 due to a continuation of the flight to quality and government stimulus programs. Average time deposits decreased primarily due to maturity of wholesale negotiable certificates of deposit and higher-cost personal accounts that were replaced by strong growth in non-time deposit products.

Average noninterest-bearing deposits represented 30.7 percent of total deposits for the second quarter of 2020. The cost of average total deposits was 0.22 percent for the second quarter, down 29 basis points compared to the prior quarter. The cost of average interest-bearing deposits was 0.32 percent for the second quarter, down 38 basis points compared to the prior quarter.

SEGMENT RESULTS				Change 2Q20 vs.
(dollars in millions)
Segment Net Income	2Q20	1Q20	2Q19	1Q20	2Q19
Consumer Banking and Wealth	$705	$682	$458	$23	$247
Corporate and Commercial Banking	409	418	409	(9)	—
Insurance Holdings	125	105	111	20	14
Other, Treasury & Corporate	(281)	(142)	(93)	(139)	(188)
Total net income	$958	$1,063	$885	$(105)	$73

Effective December 2019, operating segments were realigned in connection with the SunTrust merger. Results for prior periods have been revised to reflect the new structure.

Second Quarter 2020 compared to First Quarter 2020

Consumer Banking and Wealth ("CB&W")

CB&W serves individuals and small business clients by offering a variety of loan and deposit products, payment services, bankcard products and other financial services by connecting clients to a wide range of financial products and services. CB&W includes Dealer Retail Services, which originates loans on an indirect basis to individuals for the purchase of automobiles, boats and recreational vehicles. Additionally, CB&W includes National Consumer Finance & Payments, which provides a comprehensive set of technology-enabled lending solutions to individuals and small businesses through several national channels, as well as merchant services and payment processing solutions to business clients. CB&W also includes Mortgage Banking, which offers residential mortgage products nationally through its retail and correspondent channels, the internet and by telephone. These products are either sold in the secondary market, primarily with servicing rights retained, or held in the Company’s loan portfolio. Mortgage Banking also services loans for other investors, in addition to loans held in the Company’s loan portfolio. Mortgage Banking also includes Mortgage Warehouse Lending, which provides short-term lending solutions to finance first-lien residential mortgage LHFS by independent mortgage companies. Wealth delivers investment management, financial planning, banking, fiduciary services and related solutions to institutions, affluent and high net worth individuals and families, with financial expertise and industry-specific insights in the medical, legal, sports and entertainment industries.

CB&W net income was $705 million for the second quarter of 2020, an increase of $23 million compared to the prior quarter. Segment net interest income decreased $94 million primarily due to the adverse interest rate environment resulting from COVID-19 impacts and the deferral of interest for loans granted an accommodation in connection with COVID-19. Noninterest income decreased $61 million due to lower incident rates in overdraft fees, lower transaction volumes, and market devaluation impacting Wealth fees, partially offset by higher residential mortgage income as a result of the lower rate environment driving mortgage production through refinance activity. The allocated provision for credit losses decreased $167 million due to lower reserve builds in the second quarter and lower net charge-offs due to loan modifications, as well as seasonal trends. Noninterest expense decreased $19 million primarily due to lower personnel, marketing, and travel expenses, partially offset by amortization of intangibles related to the merger.

Average loans and leases were up $115 million at June 30, 2020, compared to the prior quarter, primarily due to increased mortgage warehouse lending, partially offset by declines in residential mortgage, residential home equity and direct consumer, and credit card. Average total deposits were up $14.7 billion at June 30, 2020, compared to the prior quarter, primarily due to reduced consumer spending and inflows from stimulus payments in the Retail Community Bank related to COVID-19.

Corporate and Commercial Banking ("C&CB")

C&CB serves large, medium and small business clients by offering a variety of loan and deposit products and connecting clients to the combined organization’s broad array of financial services. C&CB includes Corporate and Investment Banking (“CIB”), which delivers a comprehensive range of strategic advisory, capital raising, risk management, financing, liquidity and investment solutions to both public and private companies in the C&CB segment and Wealth. Additionally, C&CB includes Commercial Community Banking, which offers an array of traditional banking products, including lending, cash management and investment banking to commercial clients via CIB. C&CB also includes Commercial Real Estate, which provides a range of credit and deposit services as well as fee-based product offerings to privately held developers, operators, and investors in commercial real estate properties. C&CB also includes Grandbridge Real Estate Capital, which is a fully integrated commercial mortgage banking company that originates commercial and multi-family real estate loans, services loan portfolios and provides asset and portfolio management as well as real estate brokerage services. Treasury Solutions, within C&CB, provides business clients across the organization with services required to manage their payments and receipts, combined with the ability to manage and optimize their deposits across all aspects of their business.

C&CB net income was $409 million for the second quarter of 2020, a decrease of $9 million compared to the prior quarter. Segment net interest income decreased $39 million primarily due to the adverse interest rate environment resulting from COVID-19 impacts and the deferral of interest for loans granted an accommodation in connection with COVID-19. Noninterest income increased $164 million due to a rebound in market stability and trading activity, and strong Investment Banking fees. The allocated provision for credit losses increased $134 million primarily due to increased economic stress associated with the pandemic, as well as increased losses. Noninterest expense decreased $3 million primarily due to lower personnel and marketing expenses, partially offset by increased operating lease depreciation and expenses related to the merger.

Average loans and leases were up $20.3 billion at June 30, 2020, compared to the prior quarter due primarily to an increase in revolver usage late in the prior quarter coupled with PPP loan originations in the current quarter. Average total deposits were up $20.9 billion at June 30, 2020, compared to the prior quarter, primarily due to deposit inflows related to PPP loans, line draws and reduced spending from commercial clients.

Insurance Holdings ("IH")

Truist’s IH segment is one of the largest insurance brokers in the world, providing property and casualty, employee benefits and life insurance to businesses and individuals. It also provides small business and corporate services, such as workers compensation and professional liability, as well as surety coverage and title insurance. In addition, IH provides premium financing for property and casualty insurance.

IH net income was $125 million for the second quarter of 2020, an increase of $20 million compared to the prior quarter. Noninterest income increased $41 million primarily due to seasonality in property and casualty insurance commissions, partially offset by seasonally high employment benefits renewal commissions in the prior quarter. Noninterest expense increased $9 million primarily due to seasonally higher performance-based incentives partially offset by lower travel expenses.

Other, Treasury & Corporate ("OT&C")

Net income in OT&C can vary due to the changing needs of the Corporation, including the size of the investment portfolio, the need for wholesale funding and variability associated with derivatives used to hedge the balance sheet.

OT&C generated a net loss of $281 million for the second quarter of 2020, compared to a net loss of $142 million for the prior quarter. Segment net interest income decreased $67 million primarily due to an increase in the net credit for funds provided to other operating segments. Noninterest income increased $318 million primarily due to the gain on sale of non-agency mortgage-backed securities in the current quarter. The allocated provision for credit losses decreased $21 million. Noninterest expense increased $460 million primarily due to the loss on early extinguishment of long-term debt, operating expenses related to the merger, and higher merger-related charges in the current quarter. The benefit for income taxes increased $49 million primarily due to higher pre-tax losses in the current quarter.

Second Quarter 2020 compared to Second Quarter 2019

Consumer Banking and Wealth

CB&W net income was $705 million for the second quarter of 2020, an increase of $247 million compared to the earlier quarter. Segment net interest income increased $1.1 billion primarily due to the merger. Noninterest income increased $426 million, due to the merger and higher residential mortgage income as a result of the lower rate environment driving mortgage production through refinance activity. The allocated provision for credit losses increased $147 million primarily due to the merger as well as increased economic stress associated with the pandemic. Noninterest expense increased $1.1 billion primarily due to operating expenses and amortization of intangibles related to the merger and additional on-site pay for teammates and net occupancy costs in the current quarter, primarily related to COVID-19.

Corporate and Commercial Banking

C&CB net income was $409 million for the second quarter of 2020, flat compared to the earlier quarter. Segment net interest income increased $654 million primarily due to the merger. Noninterest income increased $373 million also primarily due to the merger. The allocated provision for credit losses increased $482 million primarily due to the merger, as well as increased economic stress associated with the pandemic and increased losses. Noninterest expense increased $558 million primarily due to operating expenses and amortization of intangibles related to the merger in the current quarter.

Insurance Holdings

IH net income was $125 million for the second quarter of 2020, an increase of $14 million compared to the earlier quarter. Noninterest income increased $28 million primarily due to higher production. Noninterest expense increased $5 million primarily due to increased personnel expense, partially offset by lower travel and marketing expenses.

Other, Treasury & Corporate

OT&C generated a net loss of $281 million in the second quarter of 2020, compared to a net loss of $93 million in the earlier quarter. Segment net interest income decreased $5 million. Noninterest income increased $244 million primarily due to the gain on sale of non-agency mortgage-backed securities in the current quarter. The allocated provision for credit losses increased $39 million primarily due to the provision for unfunded commitments. Noninterest expense increased $493 million primarily due to the loss on early extinguishment of long-term debt, operating expenses related to the merger, and higher merger-related charges in the current quarter. The benefit for income taxes increased $105 million primarily due to a higher pre-tax loss.

CAPITAL RATIOS	2Q20	1Q20	4Q19	3Q19	2Q19
Risk-based:	(preliminary)
Common equity Tier 1	9.7%	9.3%	9.5%	10.6%	10.4%
Tier 1	11.5	10.5	10.8	12.2	12.0
Total	13.9	12.7	12.6	14.8	14.2
Leverage (1)	9.0	9.0	14.7	10.3	10.2
Supplementary leverage (2)	8.5	7.8	7.9	NA	NA
(1)The leverage ratio is calculated using end of period Tier 1 capital and quarterly average tangible assets. The timing of the merger impacted the result for the fourth quarter of 2019. The estimated leverage ratio for the fourth quarter of 2019 using a full quarterly average tangible assets was 9.3 percent.
(2)Truist became subject to the supplementary leverage ratio as of January 1, 2020. The December 31, 2019 measure was an estimate based on a full quarter of average tangible assets in the denominator.

Capital ratios improved during the second quarter and remain strong compared to the regulatory levels for well capitalized banks at June 30, 2020. During the second quarter of 2020, Truist issued $2.6 billion of preferred stock to further strengthen its capital position. Truist declared common dividends of $0.450 per share during the second quarter of 2020. The dividend and total payout ratios for the second quarter of 2020 were 67.2 percent. As previously communicated at the time of the merger announcement, Truist suspended its share repurchase program until capital ratios return to higher levels.

In June 2020, the Federal Reserve informed Truist of its preliminary Stress Capital Buffer ("SCB") of 270 basis points for risk-based capital ratios. This buffer, which is determined based on stress testing results developed by the Federal Reserve, is 20 basis points above the existing Capital Conservation Buffer. The Federal Reserve will provide Truist its final SCB by August 31, 2020. The SCB will be effective from October 1, 2020 through September 30, 2021, at which point a revised SCB will be calculated and provided to Truist. Consistent with the Federal Reserve’s mandate across the industry, Truist will be required to update and resubmit its capital plan later this year to reflect changes in financial markets and the macroeconomic outlook.

As of January 1, 2020, Truist is subject to Category III reduced LCR requirements (85 percent). Truist's average LCR was approximately 116 percent for the three months ended June 30, 2020, compared to the regulatory minimum of 100 percent. Truist continues to maintain a strong liquidity position and is prepared to meet the funding needs of clients. In addition, the liquid asset buffer, which is defined as high quality unencumbered liquid assets as a percentage of total assets, was 17.8 percent at June 30, 2020.

ASSET QUALITY
(dollars in millions)	2Q20	1Q20	4Q19	3Q19	2Q19
Total nonperforming assets	$1,252	$1,177	$684	$509	$523
Total performing TDRs	1,107	1,079	980	1,057	1,070
Total loans 90 days past due and still accruing	1,072	1,748	1,994	403	407
Total loans 30-89 days past due	1,901	2,374	2,213	992	1,016
Nonperforming loans and leases as a percentage of loans and leases held for investment	0.35%	0.32%	0.15%	0.30%	0.30%
Nonperforming assets as a percentage of total assets	0.25	0.23	0.14	0.22	0.23
Loans 30-89 days past due and still accruing as a percentage of loans and leases	0.60	0.74	0.74	0.66	0.67
Loans 90 days or more past due and still accruing as a percentage of loans and leases	0.34	0.55	0.66	0.27	0.27
Loans 90 days or more past due and still accruing as a percentage of loans and leases, excluding government guaranteed and PCI	0.03	0.04	0.03	0.04	0.04
Allowance for loan and lease losses as a percentage of loans and leases held for investment	1.81	1.63	0.52	1.05	1.05
Net charge-offs as a percentage of average loans and leases, annualized	0.39	0.36	0.40	0.41	0.38
Ratio of allowance for loan and lease losses to net charge-offs, annualized	4.49x	4.76x	2.03x	2.59x	2.80x
Ratio of allowance for loan and lease losses to nonperforming loans and leases held for investment	5.24x	5.04x	3.41x	3.52x	3.46x

Overall asset quality ratios were relatively stable at June 30, 2020 compared to March 31, 2020, which was tempered by CARES Act relief.

Nonperforming assets totaled $1.3 billion at June 30, 2020, up $75 million compared to March 31, 2020. Nonperforming loans and leases held for investment represented 0.35 percent of loans and leases held for investment, up 3 basis points compared to March 31, 2020. The increase in nonperforming loans was primarily in the commercial real estate, commercial construction and leasing portfolios. Within the consumer portfolio, residential mortgage nonaccruals were down due to certain loans being identified and moved to the held for sale portfolio, while indirect automobile nonaccruals increased as a result of the moratorium on repossessions under the CARES Act. Performing TDRs were up $28 million during the second quarter, primarily in residential mortgage loans and commercial real estate.

Loans 90 days or more past due and still accruing totaled $1.1 billion at June 30, 2020, down $676 million compared to the prior quarter. The decline was primarily due to a decrease in government guaranteed student loans due to forbearance programs that were put in place by the servicer of the loans implemented in connection with the CARES Act. The ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.34 percent at June 30, 2020, down 21 basis points from the prior quarter. Excluding government guaranteed loans, the ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.03 percent at June 30, 2020, down one basis point from 0.04 percent at March 31, 2020.

Loans 30-89 days past due and still accruing totaled $1.9 billion at June 30, 2020, down $473 million compared to the prior quarter. The decline is primarily due to a decrease in indirect automobile and government guaranteed student loans due to deferral and forbearance programs implemented in connection with CARES Act. The ratio of loans 30-89 days or more past due and still accruing as a percentage of loans and leases was 0.60 percent at June 30, 2020, down 14 basis point from the prior quarter.

Net charge-offs during the second quarter totaled $316 million, up $44 million compared to the prior quarter. As a percentage of average loans and leases, annualized net charge-offs were 0.39 percent, up three basis points compared to the prior quarter.

The allowance for credit losses was $6.1 billion, up $522 million compared to the prior quarter. The allowance for credit losses includes $5.7 billion for loans and leases and $431 million for the reserve for unfunded commitments. As of June 30, 2020, the allowance for loan and lease losses was 1.81 percent of loans and leases held for investment.

The allowance for loan and lease losses was 5.24 times nonperforming loans and leases held for investment, compared to 5.04 times at March 31, 2020. At June 30, 2020, the allowance for loan and lease losses was 4.49 times annualized net charge-offs, compared to 4.76 times at March 31, 2020.

Earnings Presentation and Quarterly Performance Summary

To listen to Truist's live second quarter 2020 earnings conference call at 8 a.m. ET today, please call 866-519-2796 and enter the participant code 892418. A presentation will be used during the earnings conference call and is available on our website at https://ir.truist.com/events-and-presentation. Replays of the conference call will be available for 30 days by dialing 888-203-1112 (access code 892418).

The presentation, including an appendix reconciling non-GAAP disclosures, and Truist's Second Quarter 2020 Quarterly Performance Summary, which contains detailed financial schedules, is available at https://ir.truist.com/earnings.

About Truist

Truist Financial Corporation is a purpose-driven financial services company committed to inspire and build better lives and communities. With 275 years of combined BB&T and SunTrust history, Truist serves approximately 12 million households with leading market share in many high-growth markets in the country. The company offers a wide range of services including retail, small business and commercial banking; asset management; capital markets; commercial real estate; corporate and institutional banking; insurance; mortgage; payments; specialized lending; and wealth management. Headquartered in Charlotte, North Carolina, Truist is the sixth-largest commercial bank in the U.S. with total assets of $504 billion as of June 30, 2020. Truist Bank, Member FDIC. Learn more at Truist.com.

#-#-#

Capital ratios and return on risk-weighted assets are preliminary.

This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Truist's management uses these "non-GAAP" measures in their analysis of the Corporation's performance and the efficiency of its operations. Management believes these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods and demonstrate the effects of significant items in the current period. The Corporation believes a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Truist's management believes investors may find these non-GAAP financial measures useful. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

●	The adjusted efficiency ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges and other selected items. Truist's management uses this measure in their analysis of the Corporation's performance. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.
●	Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets, net of deferred taxes, and their related amortization. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. Truist's management uses these measures to assess the quality of capital and returns relative to balance sheet risk.

●	Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of purchase accounting. The purchase accounting marks and related amortization for a) securities acquired from the FDIC in the Colonial Bank acquisition and b) loans, deposits and long-term debt from SunTrust, Susquehanna, National Penn and Colonial Bank are excluded to approximate the yields paid by clients. Truist's management believes the adjustments to the calculation of net interest margin for certain assets and liabilities acquired provide investors with useful information related to the performance of Truist's earning assets.
●	The adjusted diluted earnings per share is non-GAAP in that it excludes merger-related and restructuring charges and other selected items, net of tax. Truist's management uses this measure in their analysis of the Corporation's performance. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.
●	The adjusted operating leverage ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges and other selected items. Truist's management uses this measure in their analysis of the Corporation's performance. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.
●	The adjusted performance ratios are non-GAAP in that they exclude merger-related and restructuring charges, selected items and, in the case of return on average tangible common shareholders' equity, amortization of intangible assets. Truist's management uses these measures in their analysis of the Corporation's performance. Truist's management believes these measures provide a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.
●	EBITDA is a non-GAAP measurement of operating profitability that is calculated by adding back interest, taxes, depreciation and amortization to net income. Truist's management also adds back merger-related and restructuring charges, incremental operating expenses related to the merger and other selected items. Truist's management uses this measure in its analysis of the Corporation's Insurance Holdings segment. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.
●	Allowance for loan and lease losses and unamortized fair value mark, and allowance for credit losses and unamortized fair value mark, as a percentage of gross loans and leases are non-GAAP measurements of credit reserves that are calculated by adjusting the ALLL or ACL, and loans and leases held for investment by the unamortized fair value mark. Truist's management uses these measures to assess loss absorption capacity.

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included in the appendix to Truist's Second Quarter 2020 Earnings Presentation, which is available at https://ir.truist.com/earnings.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations, business plans and the future performance of Truist. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "plans," "projects," "may," "will," "should," “would," "could" and other similar expressions are intended to identify these forward-looking statements.

Forward-looking statements are not based on historical facts but instead represent management's expectations and assumptions regarding Truist's business, the economy and other future conditions. Such statements involve inherent uncertainties, risks and changes in circumstances that are difficult to predict. As such, Truist’s actual results may differ materially from those contemplated by forward-looking statements. While there can be no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those contemplated by forward-looking statements include the following, without limitation, as well as the risks and uncertainties more fully discussed under Item 1A-Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2019, Item 1A-Risk Factors in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and in Truist's subsequent filings with the Securities and Exchange Commission:

•	risks and uncertainties relating to the merger of BB&T and SunTrust ("Merger"), including the ability to successfully integrate the companies or to realize the anticipated benefits of the Merger;
•	expenses relating to the Merger and integration of heritage BB&T and heritage SunTrust;
•	deposit attrition, client loss or revenue loss following completed mergers or acquisitions may be greater than anticipated;
•	changes in the interest rate environment, including the replacement of LIBOR as an interest rate benchmark, which could adversely affect Truist’s revenue and expenses, the value of assets and obligations, and the availability and cost of capital, cash flows, and liquidity;
•	volatility in mortgage production and servicing revenues, and changes in carrying values of Truist’s servicing assets and mortgages held for sale due to changes in interest rates;
•	management’s ability to effectively manage credit risk;
•	inability to access short-term funding or liquidity;
•	loss of client deposits, which could increase Truist’s funding costs;
•	changes in Truist’s credit ratings, which could increase the cost of funding or limit access to capital markets;
•	additional capital and liquidity requirements that will result from the Merger;
•	regulatory matters, litigation or other legal actions, which may result in, among other things, costs, fines, penalties, restrictions on Truist’s business activities, reputational harm, or other adverse consequences;

•	risks related to originating and selling mortgages, including repurchase and indemnity demands from purchasers related to representations and warranties on loans sold, which could result in an increase in the amount of losses for loan repurchases;
•	failure to execute on strategic or operational plans, including the ability to successfully complete and/or integrate mergers and acquisitions;
•	risks relating to Truist’s role as a servicer of loans, including an increase in the scope or costs of the services Truist is required to perform without any corresponding increase in Truist’s servicing fee, or a breach of Truist’s obligations as servicer;
•	negative public opinion, which could damage Truist’s reputation;
•	increased scrutiny regarding Truist’s consumer sales practices, training practices, incentive compensation design and governance;
•	competition from new or existing competitors, including increased competition from products and services offered by non-bank financial technology companies, may reduce Truist’s client base, cause Truist to lower prices for its products and services in order to maintain market share or otherwise adversely impact Truist’s businesses or results of operations;
•	Truist’s ability to introduce new products and services in response to industry trends or developments in technology that achieve market acceptance and regulatory approval;
•	Truist’s success depends on the expertise of key personnel, and if these individuals leave or change their roles without effective replacements Truist's operations and integration activities could be adversely impacted. This could be exacerbated as Truist continues to integrate the management teams of heritage BB&T and heritage SunTrust, or if the organization is unable to hire and retain qualified personnel;
•	legislative, regulatory or accounting changes may adversely affect the businesses in which Truist is engaged;
•	evolving regulatory standards, including with respect to capital and liquidity requirements, and results of regulatory examinations, may adversely affect Truist's financial condition and results of operations;
•	accounting policies and processes require management to make estimates about matters that are uncertain;
•	general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, slower deposit or asset growth, a deterioration in credit quality or a reduced demand for credit, insurance or other services;
•	risk management measures and management oversight functions may not identify or address risks adequately;
•	unfavorable resolution of legal proceedings or other claims or regulatory or other governmental investigations or inquiries could result in negative publicity, protests, fines, penalties, restrictions on Truist's operations or ability to expand its business or other negative consequences, all of which could cause reputational damage and adversely impact Truist's financial condition and results of operations;
•	competitors of Truist may have greater financial resources or develop products that enable them to compete more successfully than Truist and may be subject to different regulatory standards than Truist;
•	failure to maintain or enhance Truist’s competitive position with respect to technology, whether it fails to anticipate client expectations or because its technological developments fail to perform as desired or are not rolled out in a timely manner or for other reasons, may cause Truist to lose market share or incur additional expense;
•	fraud or misconduct by internal or external parties, which Truist may not be able to prevent, detect or mitigate;
•	operational or communications systems, including systems used by vendors or other external parties, may fail or may be the subject of a breach or cyber-attack that, if successful, could adversely impact Truist's financial condition and results of operations;
•	security risks, including denial of service attacks, hacking, social engineering attacks targeting Truist’s employees and clients, malware intrusion or data corruption attempts, and identity theft could result in the disclosure of confidential information, adversely affect Truist’s business or reputation or create significant legal or financial exposure;
•	the COVID-19 pandemic has disrupted the global economy, and continuation of current conditions could adversely affect Truist’s capital and liquidity position, impair the ability of borrowers to repay outstanding loans and increase Truist's allowance for credit losses, impair collateral values, cause an outflow of deposits, result in lost revenue or additional expenses, result in goodwill impairment charges, the impairment of other financial and nonfinancial assets, and increase Truist’s cost of capital;
•	natural or other disasters, including acts of terrorism and pandemics, could have an adverse effect on Truist, including a material disruption of Truist's operations or the ability or willingness of clients to access Truist's products and services;
•	widespread system outages, caused by the failure of critical internal systems or critical services provided by third parties could adversely impact Truist's financial condition and results of operations; and
•	depressed market values for Truist’s stock and adverse economic conditions sustained over a period of time may require a write down to goodwill.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by applicable law or regulation, Truist undertakes no obligation to revise or update any forward-looking statements.